                                                                     Exhibit 3.4


                         SECOND ARTICLES OF AMENDMENT
                                      TO
                           THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                        CONVERGENT COMMUNICATIONS, INC.

                         Pursuant to the Provisions of
           Section 7-110-106 of the Colorado Business Corporation Act

     CONVERGENT COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), hereby certifies that, pursuant to authority contained in its Amended and Restated Articles of Incorporation, as amended by the Articles of Amendment (the "Articles of Amendment") fixing the designation, dividend rights, voting powers and other preferences and rights of the Corporation's Series A Senior Convertible Preferred Stock (the "Series A Preferred Stock") and in accordance with Sections 7-110-104 and 7-110-106 of the Colorado Business Corporation Act, the holders of the Corporation's Series A Preferred Stock duly adopted the following resolution on March 24, 1999. The number of votes cast for the following resolution by each voting group entitled to vote separately on the following resolution was sufficient for approval by that voting group.

     RESOLVED, that pursuant to authority granted by the Amended and Restated Articles of Incorporation of the Corporation as amended by the Articles of Amendment, the holders of the Series A Preferred Stock hereby amend the Articles of Amendment as follows:

     Section 9.2(e) is amended and restated in its entirety as follows:

          "(e) Payment of Accrued Dividends. Upon the conversion of any Series A
               ----------------------------
     Share, the Corporation shall pay to the Holder of such Series A Share an amount of cash equal to all dividends, whether or not declared, on such Series A Share which have accrued but not been paid as of the date of the surrender of such Series A Share for conversion; provided, however, that
                                                      --------  -------
     this sentence shall not apply to any dividends that have accrued pursuant to Section 4. 1. Such payment shall be made in cash or, at the election of such Holder, the issuance of certificates representing such number of shares of Common Stock as have an aggregate Current Market Price as of the date of issuance equal to the amount of such unpaid dividends. Upon the making of such payment to such Holder, no further dividends shall accrue on such Series A Share."

Dated: March 30, 1999


                                     CONVERGENT COMMUNICATIONS, INC.

                                     By:  /s/ Phillip G. Allen
                                        -----------------------------------
                                     Name: Philip G. Allen
                                     Title: Executive Vice President

                                     By:  /s/ Martin E. Freidel
                                        -----------------------------------
                                     Name: Martin E. Freidel
                                     Title: Assistant Secretary

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